SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HOPFED BANCORP, INC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOPFED BANCORP, INC.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

April 17, 2015

Dear Stockholder:

We invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of HopFed Bancorp, Inc. (the “Company”) to be held at the Heritage Bank USA, Inc., 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 20, 2015, at 3:00 p.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

As an integral part of the Annual Meeting, we will report on the operations of the Company. Directors and officers of the Company as well as representatives of Rayburn, Bates & Fitzgerald, P.C., the Company’s independent registered public accounting firm, will be present to respond to any questions that our stockholders may have. Detailed information concerning our activities and operating performance is contained in our Annual Report which also is enclosed.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, we urge you to please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Sincerely,

John E. Peck
President and Chief Executive Officer

HOPFED BANCORP, INC.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

(270) 885-1171

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 20, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of HopFed Bancorp, Inc. (the “Company”) will be held at Heritage Bank USA, Inc., 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 20, 2015, at 3:00 p.m., local time.

The Annual Meeting is for the following purposes, which are more completely described in the accompanying Proxy Statement:

1.	The election of three directors of the Company;

2.	Ratification of appointment of Rayburn, Bates & Fitzgerald P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	An advisory, non-binding proposal resolution with respect to the executive compensation as described in the proxy statement; and

4.	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting or any adjournments thereof. Stockholders of record at the close of business on March 31, 2015, are the stockholders entitled to vote at the Annual Meeting and any adjournment thereof.

You are requested to fill in and sign the enclosed proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Annual Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

MICHAEL L. WOOLFOLK
SECRETARY

Hopkinsville, Kentucky

April 17, 2015

Important Notice Regarding the Availability of Proxy Materials for the

2015 Annual Meeting of Stockholders to be held on May 20, 2015

This Notice and Proxy Statement, the Company’s 2014 Annual Report to Stockholders and the Company’s

2014 Annual Report on Form 10-K are available electronically at

www.bankwithheritage.com

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

HOPFED BANCORP, INC.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

(270) 885-1171

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

May 20, 2015

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HopFed Bancorp, Inc. (the “Company”) for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Heritage Bank USA, Inc. (“Heritage Bank”), 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 20, 2015, at 3:00 p.m., local time. The accompanying Notice of Annual Meeting and this Proxy Statement, together with the enclosed form of proxy, are first being mailed to stockholders on or about April 15, 2015.

VOTING AND REVOCATION OF PROXIES

Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Properly executed but unmarked proxies will be voted FOR the election of three nominated directors (Proposal I), FOR the ratification to appoint Rayburn, Bates & Fitzgerald P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal II), FOR a non-binding resolution to approve the compensation of the Named Executive Officers (Proposal III).

If any other matters are properly brought before the Annual Meeting as to which proxies in the accompanying form confer discretionary authority, the persons named in the accompanying proxies will vote the shares represented thereby on such matters as determined by a majority of the Board of Directors. The proxies solicited by the Board of Directors confer discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting, and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to the Company in accordance with the Certificate of Incorporation and Bylaws. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted (“broker non-votes”) will not be counted as votes cast. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

A broker “non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have discretionary authority to vote and has not received specific instructions from you. Under the rules of the New York Stock Exchange, if your broker holds shares in your name and delivers this proxy statement to you, the broker generally has authority to vote shares on “routine” matters. Proposal I and Proposal III are matters we believe will be considered “non-routine”; the broker is not entitled to vote your shares without instructions. Proposal II is considered “routine”, and the broker may vote your shares without instructions.

Stockholders who execute the form of proxy enclosed herewith retain the right to revoke such proxies at any time prior to exercise. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked at any time prior to exercise by written notice to the Secretary of the Company or by the filing of a properly executed, later-dated proxy. A proxy will not be voted if a stockholder attends the Annual Meeting and votes in person. The presence of a stockholder at the Annual Meeting alone will not revoke such stockholder’s proxy.

Important Notice Regarding Availability of Proxy Materials:

The Notice and Proxy Statement, 2014 Annual Report to Stockholders and 2014 Annual Report on

Form 10-K is available electronically at the investor relations section of

www.bankwithheritage.com

Participants in the HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan

If you participate in the Company’s Employee Stock Ownership Plan (the “ESOP”), you will receive a vote authorization form for the plan that reflects all shares you may direct the Trustees to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP Trustees vote all shares held by the ESOP, but each ESOP participant may direct the Trustees how to vote the shares of common stock allocated to his or her account. The ESOP Trustees, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of the Company’s common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your ESOP voting instructions is May 18, 2015.

VOTING SECURITIES

The securities which can be voted at the Annual Meeting consist of shares of the Company’s common stock, $.01 par value per share (the “Common Stock”). Stockholders of record as of the close of business on March 31, 2015 (the “Record Date”) are entitled to one vote for each share of Common Stock then held on all matters. As of the Record Date, 7,045,941 shares of the Common Stock were outstanding. The presence, in person or by proxy, of at least one-third of the total number of shares of Common Stock outstanding and entitled to vote will be necessary to constitute a quorum at the 2015 Annual Meeting.

Persons and groups owning in excess of 5% of Common Stock are required to file certain reports regarding such ownership with the Company and the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the Record Date, management of the Company was aware that the persons listed below beneficially owned more than 5% of the outstanding shares of Common Stock. This information is based on the most recent report filed by such persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding
Maltese Capital Management, LLC Maltese Capital Holdings, LLC Malta Hedge Fund II, LP Terry Maltese	550,143	(1)	7.8%
Wellington Hedge Management, LLC Ithan Creek Master Investors (Cayman) L.P.	684,895	(2)	9.7%
Joseph Stilwell Stilwell Value Partners I, L.P. Stilwell Activist Fund, L.P. Stilwell Activist Investments, L.P. Stilwell Associates, L.P. Stilwell Value LLC	699,628	(3)	9.9%
HopFed Bancorp, Inc., 2015 Employee Stock Ownership Plan	600,000	(4)	8.5%

(footnotes on next page)

(1)	The information regarding beneficial ownership by Maltese Capital Management, LLC (“MCM”), a New York limited liability company, (Formerly Sandler O’Neil Asset Management LLC), is reported in a Schedule 13G/A filed with the SEC on February 17, 2015, by MCM, Maltese Capital Holdings, LLC (“Holdings”), a Delaware limited liability company, Malta Hedge Fund II, L.P. (“MHFII”), a Delaware limited partnership, and Terry Maltese, Managing Member of MCM and Holdings, with respect to shares of Common Stock that each of the foregoing may be deemed to have a beneficial ownership. According to Schedule 13G/A, (a) MCM has shared voting and shared dispositive power over 550,143 shares; (b) Holdings has shared voting and shared dispositive power over 374,664 shares; and (c) Terry Maltese has shared voting and shared dispositive power over 550,143 shares. The address of the principal offices of each of MCM, Holdings, MHFII, and the business address of Mr. Maltese is Maltese Capital Management LLC, 150 East 52nd Street, 30th Floor, New York, New York 10022.
(2)	The information regarding beneficial ownership by Ithan Creek Master Investors (Cayman) L.P. (“Ithan Creek”), a Cayman Islands limited liability partnership, and Wellington Hedge Management, LLC (“WHML”), a Massachusetts limited liability company which is the sole general partner of Ithan Creek is reported in a Schedule 13G/A filed with the SEC on February 14, 2014, by Ithan Creek and WHML. According to the Schedule 13G/A Ithan Creek and WHML each have shared voting and shared dispositive power over 684,895 shares. The address of the principal offices of Ithan Creek and WHML is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210
(3)	The information regarding beneficial ownership by Joseph Stilwell and certain affiliated entities (collectively, “Stilwell”) is reported in a Schedule 13DA, (the “Stilwell Schedule 13D”), filed with the SEC on July 2, 2014. In its capacity as an investment adviser, Stilwell may be deemed to share beneficial ownership over the shares owned of record by its clients. According to the Stilwell Schedule 13D, Stilwell has shared voting and shared dispositive power over 699,628 shares. According to the Stilwell Schedule 13D, (a) Stilwell Value Partners I, L.P., a Delaware limited partnership, has shared voting and shared dispositive power over 0 shares; (b) Stilwell Activist Fund, L.P., a Delaware limited partnership, has shared voting and shared dispositive power over 699,628 shares; (c) Stilwell Activist Investments, L.P., a Delaware limited partnership, has shared voting and shared dispositive power over 699,628 shares; (d) Stilwell Associates, L.P., a Delaware limited partnership, has voting and dispositive power over 699,628 shares; (e) Stilwell Value LLC, a Delaware limited liability company (“Stilwell Value”), has shared voting and dispositive power over 699,628 shares; and (f) Joseph Stilwell, managing member and owner of more than 99% of Stilwell Value, has shared voting and dispositive power over 699,628 shares. The address of the principal office of Stilwell is 111 Broadway, 12th Floor, New York, New York 10006.
(4)	The information regarding beneficial ownership of shares held in Trust for the benefit of the HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan (“ESOP”) is reported in a Schedule 13G filed with the SEC on March 30, 2015, by the ESOP. Thomas I. Miller, John E. Peck and Billy C. Duvall serve as Trustees for the ESOP. The ESOP has sole voting power over 599,796 shares, shared voting power over 204 shares and sole dispositive power over 600,000 shares. Under the terms of the ESOP, the ESOP Trustees will vote shares allocated to participants’ accounts in the manner directed by the participants. The ESOP Trustees, subject to their fiduciary duties, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the Trustees have received proper voting instructions from participants. As of the record date, no shares of Common Stock held by the ESOP trust had been allocated to participant accounts. For the purpose of the Annual Meeting, each participant will be deemed to have one share of Common Stock allocated to the participant’s account for the sole purpose of providing Trustees with voting instructions. The mailing address of the ESOP is HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan, P.O. Box 537, Hopkinsville, Kentucky 42241-0537. The principal street address of the ESOP is 4155 Lafayette Road, Hopkinsville, Kentucky 42240.

PROPOSAL I — ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation requires that directors be divided into three classes, as nearly equal in number as possible, the members of each class to serve for a term of three years and until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has nominated Richard Perkins, Ted S. Kinsey and John E. Peck to serve for a three-year term and until a successor is elected and qualified. Delaware law and the Company’s Bylaws provide that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors.

It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominee. Stockholders are not entitled to cumulate their votes for the election of directors. If the nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute director as the Nominating and Corporate Governance Committee of the Board of Directors may recommend, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

The Nominating and Corporate Governance Committee seeks to nominate candidates with diverse experience and perspective and who have the ability to contribute to some the various aspects of our business and a willingness to make the significant commitment of time and effort required of our directors. Community involvement and leadership are important criteria for our Board Members and Executive Management. We believe that each or our nominees and our other directors possess these attributes as discussed in the biographies below.

The following table sets forth for the nominees and for each director and named executive officer such person’s name, age, and the year such person first became a director, and the number of shares and percentage of Common Stock beneficially owned.

The Board of Directors recommends a vote “FOR” the nominees named below as directors of the Company.

NAME	AGE(1)	YEAR FIRST ELECTED DIRECTOR		PRESENT TERM TO EXPIRE	SHARES OF COMMON STOCK BENEFICIALLY OWNED(3)(4)(5)		PERCENT OF CLASS(3)
BOARD NOMINEES FOR TERM TO EXPIRE IN 2018
Richard Perkins	62	2014	(2)	2015	—		—
Ted S. Kinsey	69	2008		2015	16,169		0.2%
John E. Peck	50	2000		2015	74,605		1.1%
DIRECTORS CONTINUING IN OFFICE
Steve Hunt	53	2010		2016	4,161		0.1%
Michael L. Woolfolk	61	2012		2016	47,965		0.7%
Robert Bolton	46	2013		2016	—	(7)	—
Clay Smith	63	2011		2017	12,080		0.2%
Harry J. Dempsey, MD	57	1999		2017	37,954		0.5%
Gilbert E. Lee	71	1999		2017	77,115		1.1%
Other Named Executive Officers
Billy C. Duvall	49	—		—	29,928		0.4%
P. Michael Foley	42	—		—	10,422		0.1%
Keith Bennett	53	—		—	11,454		0.2%

All Executive Officers and Directors as a Group (12 persons)					321,853		4.6	%(6)

(1)	At December 31, 2014.
(2)	Mr. Perkins was appointed to the Board of Directors of the Company on January 15, 2014.
(3)	At the Record Date. In accordance with Rule 13d-3 under the Exchange Act, a person is considered to “beneficially own” any shares of Common Stock (a) over which he has or shares voting or investment power, or (b) as to which he has the right to acquire beneficial ownership at any time within 60 days of the Record Date. As used herein, “voting power” is the power to vote or direct the vote of shares, and “investment power” is the power to dispose or direct the disposition of shares. Includes shares owned directly by the named indviduals, shares held by their spouses, minor children and trusts over which they have or share voting or investment power. Does not include shares held or beneficially owned by other relatives as to which the named individuals disclaim beneficial ownership. Also includes options to purchase Common Stock which are exercisable within 60 days of the Record Date. See “— Directors’ Compensation — 1999 Stock Option Plan.”
(4)	Includes unvested shares held in the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) that may be voted by the following persons: 4,845 shares by Mr. Peck and 1,813 shares by Mr. Foley.

(footnotes continued on next page)

(5)	Includes unvested shares held in the Company’s 2013 Long-Term Incentive Plan (the “2013 Plan”) that may be voted by the Following persons: 11,458 shares by Mr. Peck, 5,805 shares by Mr. Foley, 8,586 shares by Mr. Woolfolk, 7,067 shares by Mr. Duvall and 775 shares by Mr. Bennett. All shares issued to Messrs. Peck, Woolfolk, Foley and Duvall under the 2013 Plan vest over a three year period at 33.3% per year. The 775 shares issued to Mr. Bennett’s under the 2013 Plan vest over a four year period at 25% per year.
(6)	Includes 7,045,941 of the Company’s Common Stock outstanding as of the record date.
(7)	Mr. Bolton was issued an option to purchase 40,000 shares of Common Stock by Stilwell. The option vested on the announcement date of Mr. Bolton’s election as a director of the Company, as defined in the option, and has a strike price of $10.23 per share. The option becomes exercisable only upon a change of control of the Company, as defined in the option. Mr. Bolton’s option does not represent a new issuance of Common Stock by the Company as Stilwell must issue these shares from his ownership interest. As such, Mr. Bolton’s option to purchase shares of Common Stock is not included in the ownership percentage calculation outlined in footnote 6 above.

Listed below is certain information about the principal occupations of the Board nominees and the other directors of the Company. Unless otherwise noted, all such persons have held these positions for at least five years.

Director Nominees

Richard Perkins. Mr. Perkins was appointed to the Board of Directors on January 15, 2014. Mr. Perkins graduated from Western Kentucky University with a business degree and later from the Stonier Graduate School of Banking. Mr. Perkins began his career with the Federal Deposit Insurance Corporation (“FDIC”) as a field bank examiner, later serving as field supervisor in western Kentucky and southern Illinois. Mr. Perkins currently provides part-time consulting services to Loan Review Services, LLC. Mr. Perkins regulatory experience with the FDIC and as a consultant to financial institutions, as well as his business and accounting experience are among his qualifications to serve on the Board of Directors and provide significant value to the Board.

Ted S. Kinsey. Mr. Kinsey, elected in 2008, has served as the owner and operator of Parkway Chrysler, Inc. in Benton, Kentucky since 1980. Mr. Kinsey previously served as a Director of the Bank of Marshall County in Benton, Kentucky and Mercantile Bank of St. Louis, Missouri. Mr. Kinsey has served as a director of the Benton Electric System since 2004 and the Marshall County Hospital in Benton, Kentucky since 2006. Mr. Kinsey is a member and serves on the finance committee of the First Baptist Church of Benton, Kentucky. Mr. Kinsey’s business and banking experience and contacts in the local community are among his qualifications to serve on the Board of Directors and provides significant value to the Board.

John E. Peck. Mr. Peck has served as President and Chief Executive Officer of both the Company and the Bank since July 2000. Prior to that, Mr. Peck was President and Chief Executive Officer of United Commonwealth Bank and President of Firstar Bank-Calloway County. Mr. Peck was a past Board Member and Chairman of the Christian County Chamber of Commerce, Jennie Stuart Hospital and Murray-Calloway County Hospital. Mr. Peck holds a Bachelor of Science of Business Administration with a concentration in Finance from the University of Louisville. Mr. Peck is a graduate of the Louisiana State University School of Banking. Mr. Peck is a member and serves on the finance committee of the First Baptist Church of Hopkinsville. Mr. Peck’s banking experience, his knowledge of products and services and the regulatory environment in which the Company operates, as well as his relationship in the banking and financial services industries are among his qualifications to serve on the Board of Director and provide significant value to the Board.

Continuing Directors

Steve Hunt. Mr. Hunt, elected in 2010, is Vice-President of Agri-Power Inc., a Board Member of Agri-Chem and a partner in Hunt Farms, all headquartered in Hopkinsville, Kentucky. Agri-Power operates fourteen retail dealerships for IH Case, New Holland, Kubota and Kinze in western Kentucky, southern Indiana, southern Illinois, western Tennessee, northern Alabama and northern Mississippi. Agri-Chem provides agricultural related products and services throughout Western Kentucky as well as operates a river terminal on the Cumberland River in Lyon County, Kentucky.

Hunt Farms is a family owned farm with approximately 10,000 acres of corn, wheat and soybeans and approximately 25 acres of tobacco. Mr. Hunt is a sixteen year board member of the Christian County Water District, a nineteen year board member and past president of the Kentucky Small Grain Grower Association, a six year board member of the Christian County Chamber of Commerce Agricultural and Commerce Committee and member of Hillcrest Baptist Church. Mr. Hunt’s business experience and contacts in the local community are among his qualifications to serve on the Board of Directors and provides significant value to the Board.

Michael L. Woolfolk. Mr. Woolfolk has served as Executive Vice President and Chief Operations Officer of the Bank since August 2000. Mr. Woolfolk was appointed to the Board of Directors of the Company on August 15, 2012. Prior to that, he was President of First-Star Bank-Marshall County, President and Chief Executive Officer of Bank of Marshall County and President of Mercantile Bank. Mr. Woolfolk is a member of Hillcrest Baptist Church of Hopkinsville. Mr. Woolfolk’s banking experience, his knowledge of products and services and the regulatory environment in which the Company operates, as well as his relationship in the banking and financial services industries are among his qualifications to serve on the Board of Director and provide significant value to the Board.

Robert Bolton. Mr. Bolton was elected to the Board of Directors in 2013. Mr. Bolton formed Iron Bay Capital, headquartered in Rochester, New York, in 2011. Iron Bay Capital invests in securities of US domiciled, publically traded financial service companies. Prior to forming Iron Bay Capital, Mr. Bolton worked at Mendon Capital advisors for eight years, where he served as managing director and head trader and oversaw four domestic equity financial service portfolios. Mr. Bolton earned a Bachelor of Arts in Philosophy from St. Bonaventure University. Mr. Bolton serves on the Board of Directors of Naugatuck Valley Financial Corporation, a federally chartered savings and loan holding company headquartered in Naugatuck, Connecticut.

Clay Smith. Mr. Smith, elected in 2011, has served as the owner and operator of Pennyrile Ford Lincoln Mercury in Hopkinsville, Kentucky since 2002 and Purchase Ford of Mayfield, Kentucky since 2000. Prior to that, Mr. Smith serviced as Chief Financial Officer of Jenkins and Wynne Honda, Ford and Lincoln for thirteen years. Mr. Smith is a member of the Hopkinsville Rotary Club. Mr. Smith has served as past chairman on several committees of the First Baptist Church of Hopkinsville, of which he is a member. Mr. Smith’s business and financial experience and contacts in the local community are among his qualifications to serve on the Board of Directors and provides significant value to the Board.

Harry J. Dempsey, MD. Dr. Dempsey, first elected in 1999, has served as an anesthesiologist with Christian County Anesthesia in Hopkinsville, Kentucky, since 1985. Dr. Dempsey has a variety of business interest including agricultural, retail and residential development, retail and residential construction, and a part-owner of a local residential golf course community. Mr. Dempsey has twice served as a Medical Staff President at Jennie Stuart Medical Center and as a director on the Medical Center’s hospital board. Mr. Dempsey is a past chairman of the Hopkinsville Rotary Club, Hopkinsville Kiwanis, and Christian County Chamber of Commerce. Dr. Dempsey’s business experience and contacts in the local community are among his qualifications to serve on the Board of Directors and provide significant value to the Board.

Gilbert E. Lee. Mr. Lee has served as a board member since 1999 and has served as Chairman of the Board of HopFed Bancorp, Inc. since July 2008. Mr. Lee is a life-long resident of Christian County, Kentucky. Mr. Lee is co-owner of Lee Rentals, LLC, a residential and commercial real estate rental company. Mr. Lee has owned several businesses in the community, including two consumer finance companies and various retail establishments. Mr. Lee is a member of the Eagle Way Bypass Church of Christ where he previously served on its finance committee. Mr. Lee’s business experience and contacts in the local community are among his qualifications to serve on the Board of Directors and provide significant value to the Board.

Other Executive Officers of the Company

Billy C. Duvall. Mr. Duvall has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Bank since June 1, 2001. Prior to that, he was an auditor with Rayburn, Betts & Bates, P.C., independent public accountants and nine years as a Principal Examiner with the National Credit Union Administration. Mr. Duvall holds a Bachelor of Business Administration from Austin Peay State University in Accounting and Finance. Mr. Duvall is a Certified Public Accountant of Virginia. Mr. Duvall is the past Board Chairman for the Pennyroyal Mental Health Center, a member of the Hopkinsville Kiwanis Club, and a member of Southside Church of Christ in Hopkinsville.

P. Michael Foley. Mr. Foley was hired in December 2011 to serve as Senior Vice President, Chief Credit Officer of the Bank. Prior to that, from January 2011 to December 2011, he served as Senior Vice President, Senior Credit Officer in the Special Assets Group of Old National Bank of Evansville, Indiana. From July 2006 through December 2010, Mr. Foley served as Senior Vice President, Senior Credit Officer and Chicago Market Manager for Integra Bank of Evansville, Indiana.

Keith Bennett. Mr. Bennett has served as Montgomery County, Tennessee Market President for the Bank since November 2005. Prior to that, Mr. Bennett was Vice President of Commercial Lending for Farmers and Merchants Bank and First Federal Savings and Loan, both of Clarksville, Tennessee. Mr. Bennett served seven years as a field examiner with the Office of Thrift Supervision. Mr. Bennett holds a Bachelor of Business Administration in Accounting from the University of Tennessee at Martin.

PROPOSAL II—RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Board, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Rayburn, Bates & Fitzgerald PC to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. The firm of Rayburn, Bates & Fitzgerald, P.C. has served as the Company’s auditors since 2000. A representative of the firm is expected to be present at the Meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid Rayburn, Bates & Fitzgerald, PC for the 2014 and 2013 fiscal years, see “Independent Registered Public Accounting Firm” below.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Rayburn, Bates & Fitzgerald, P.C., as the Company’s independent registered public accounting firm.

As to ratification of the independent registered public accounting firm, the proxy card being furnished by the Board of Directors enables a stockholder to: (i) vote “FOR” the proposal; (ii) vote “AGAINST” the proposal; or (iii) “ABSTAIN” from voting on the proposal. Ratification of the independent public accounting firm must be approved by the affirmative vote of a majority of the votes cast on the proposal, without regard to broker non-votes or proxies marked “ABSTAIN.”

PROPOSAL III — A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the stockholders of HopFed Bancorp, Inc. (the “Company”) approve the compensation of the Company’s executives named in the Summary Compensation Table of the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the compensation tables and the related disclosure in the Proxy Statement.”

Because this vote is advisory, it will not be binding upon the Board of Directors and may not be construed as overruling a decision by the Board nor create or imply any additional fiduciary duty by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, stockholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast on the proposal. On this matter, broker non-votes and abstentions will have no effect on the voting.

Our overall executive compensation policies and procedures are described under “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement. Our compensation policies and procedures are centered on a pay-for-performance culture. The Board of Directors believes the Company’s compensation practices are aligned with the long-term interests of our stockholders. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that are intended to reward executives for results consistent with stockholder interests.

In last year’s Proxy Statement for the 2014 Annual Meeting, a similar vote was requested by the Company. The results for last year’s votes were as follows:

For - 2,859,616	Against - 2,186,538	Abstain - 116,679

In 2013, the Company encountered an activist shareholder (“activist”). The activist staged an aggressive campaign against management’s say on pay proposal and a proposal to approve the 2013 Long Term Incentive Plan. The activist ran a board nominee in opposition to one of management’s nominees. The activist was successful in winning a board seat but did not win on the other proposals. The activist’s stated reason for the proxy contest was a disagreement with the Company’s management over a then pending acquisition of another bank. In communication with other significant shareholders during the proxy contest, we were told that other institutional holders were voting against the say on pay proposal as part of their lack of support for the acquisition. The target company did not meet its financial goals as required by the merger agreement, and both companies subsequently agreed to terminate the acquisition.

In 2014, the activist shareholder did not stage a proxy contest but continued to oppose selected Company recommendations, including voting against the Company’s say on pay proposal. The Company’s say on pay proposal was approved by 55% of shareholders voting. After the 2014 Annual meeting, discussions were held with various institutional shareholders that included the following key items:

•	The Company does not have a mandatory level of Company common stock ownership for directors and officers. Some shareholders suggested a $100,000 minimum. The Compensation Committee has decided that approximately 25% of management’s compensation should consist of restricted stock grants, providing additional long term ownership for management.

•	A few shareholders questioned the Company’s change of control provisions in management contracts. Change of control provisions are discussed in the summary of contracts section of this document and provide the executive officer with a severance payout only if the change of control results in a diminution in the authority, duties or responsibilities of the executive officer or the supervisor who he reports to or if the principal executive office of the Company is relocated more than thirty miles from Hopkinsville, Kentucky.

•	Shareholders requested more clarity as to how the Board of Directors and Compensation Committee evaluated management’s performance.

The Company’s Board of Directors remains focused on long term operational and financial goals to meet our objectives of creating meaningful, sustainable value for shareholders. As such, the Company is focused on key financial objectives, including:

•	Maintain non-performing asset and net charge off ratios that are less than all commercial banks in Kentucky and Tennessee

•	Classified asset ratio of no more than 40% of total risk based capital.

•	Grow non-interest deposits by 5% per year.

•	Improve net interest margins by reducing the Company’s cost of funds and loan portfolio growth.

•	Loan growth of 5% annually.

•	Make annual improvements in return on equity. This includes improving net income and the prudent leveraging of capital by various means.

•	Maintain good working relationships with all regulatory agencies charged with supervision of the Company, the Bank and its subsidiaries.

The Company’s five year charge off history, as presented in our 10-K, Annual Report, is outlined in the table below:

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Balance at beginning of period	$8,682	10,648	11,262	9,830	8,851
Loans charged off:
Commercial loans	(501)	(2,802)	(2,727)	(3,596)	(4,354)
Consumer loans and overdrafts	(415)	(649)	(510)	(371)	(472)
Residential real estate	(316)	(993)	(447)	(908)	(464)

Total charge-offs	(1,232)	(4,444)	(3,684)	(4,875)	(5,290)

Recoveries	1,112	874	795	386	299

Net loans charged off	(120)	(3,570)	(2,889)	(4,489)	(4,991)

Ratio of net charge-offs to average loans outstanding during the period	0.03%	0.66%	0.52%	0.76%	0.79%

Over the five year period indicated above, the Company’s level of net charge offs has remained within acceptable levels given the economic conditions that existed at that time and is well below peer averages.

In 2014, the Company’s level of non-accrual loans improved significantly as compared to 2013. This improvement is largely the result of one loan relationship having exited bankruptcy and returned to performing status. The Company later sold the same relationship to a third party. The following table represents the Company’s history of non-accrual loans for December 31, 2014, 2013, 2012, 2011 and 2010.

	At December 31,
	2014	2013	2012	2011	2010
	(Dollars In Thousands)
Non-Accrual Loans:
Construction	$—	$175	$—	$—	$1,541
Multi-family	95	—	38	—	301
Residential real estate	1,501	948	2,313	2,309	1,662
Land	215	1,218	2,768	1,330	363
Non-residential real estate	1,159	6,546	1,134	2,231	1,043
Farmland	115	703	648	—	—
Consumer	—	13	145	9	23
Commercial	90	463	617	254	97

Total non-accrual loans	$3,175	$10,066	$7,663	$6,133	$5,030

Percentage of total loans	0.58%	1.82%	1.43%	1.08%	0.82%

The Company realizes that decisions designed to make improvements in certain operational areas may make it difficult for the Company to meet other important objectives. As an example, the Company sold the previously mentioned loan relationship that was classified as substandard after it exited bankruptcy and was returned to accrual status. The sale reduced both total loans outstanding and substandard loans by $7.0 million. The loan sale resulted in a $1.8 million loss.

At December 31, 2014, the Company’s classified loans were $37.4 million, or 33.6% of total risk based capital. This ratio measurement is influenced not only by credit quality but by the Company’s level of activity in its stock repurchase programs. During 2014, the Company purchased 298,999 shares of treasury stock at a cost of $3.5 million, or $11.71 per share. Without the use of Company’s capital to repurchase treasury shares, the classified asset to capital ratio would have been 30.9%. However, the Company’s Board of Directors determined that the most efficient use of the Company’s capital resources was to purchase treasury stock at prices well below our book price.

The Company has successfully implemented a marketing program aimed at increasing the level of non-interest bearing checking accounts. In each of the last four years, the Company has opened more than 4,000 non-interest bearing checking accounts. As result, the average balance of non-interest checking accounts has increased from $73.0 million for the year ended December 31, 2011, to $104.9 million for the year ended December 31, 2014. The Company’s emphasis on non-interest bearing accounts is a means to capture the “core business relationship” of the consumers in our markets.

The Company’s higher levels of non-interest deposits, combined with lower levels of higher costing time deposits, works to reduce our interest expense and improve our net interest margin. At December 31, 2014, time deposits accounted for 45.4% of total deposits, compared to 57.5% of total deposits at December 31, 2012. The Company’s net interest margin for the years ended December 31, 2014, 2013 and 2012 were 3.08%, 3.01%, and 2.86%, respectively. While net interest margins remain below desirable levels, the Company has achieved an improvement in our net interest margin during a time of an industry wide margin compression. Management has developed a plan for further improvements of the Company’s net interest margin in 2015 and 2016. This plan included, but was not limited to the prepayment of $35.9 million in FHLB advances in December 31, 2014, incurring a prepayment penalty of approximately $2.5 million. The debt prepayment will improve our net interest margins in future periods but reduced net income in 2014 by approximately $1.7 million.

In each of the last three years, loan growth has been substandard. Total net loans at December 31, 2014, were $539.3 million, as compared to $556.4 million at December 31, 2011. A factor in the Company’s lack of loan growth was the need to reduce the level of classified assets. This decision prompted the Company to exit certain lending relationships that we deemed troubled and likely to have a higher risk of default. The Company’s decisions to exit certain lending relationships was to reduce the Company’s risk profile but resulted in a lower level of loans outstanding.

The Company’s loan growth has also been hampered by the modest level of growth in the communities that it serves. As outlined in our 10-K, our legacy communities have a slower level of population growth and lower level of incomes as compared to the states of Kentucky, Tennessee and nationally. In order to expose our Company to stronger growth opportunities, we opened a loan production office in Nashville, Tennessee in October 2014. The Nashville area is one the fastest growing metropolitan areas in the country, which growth and income demographics far more attractive that our legacy markets. To achieve our goals of 5% loan growth, success in the Nashville market is essential.

The Company’s net income and return on equity has been negative affected by several factors, including weak loan growth, higher operating expenses resulting from increased regulatory requirements, and the resolution of problem credits. In 2014, the combination of the sale of a problem loan and the prepayment of FHLB advances increased operating expenses by $4.3 million and reduced net income by $2.8 million. However, the Board of Directors made these decisions by focusing on what was deemed best for the Company’s long term future.

The Bank and Company agreed to a Memorandum of Understanding (“MOU”) by the Office of Thrift Supervision (“OTS”) in April 2010 due to the OTS’s concern with the Bank’s increased owner occupied commercial real estate lending activity and a reduced emphasis on 1-4 family lending. The OTS was dissolved in 2011 and its responsibilities transferred to the Office of the Comptroller of the Currency (“OCC”). In 2012, after completing the first examination of the Bank, the OCC terminated the MOU. In June 2013, the Bank converted its charter to a Kentucky state chartered institution regulated by the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation. The Company is regulated by the Federal Reserve Bank of St. Louis and by the United States Securities and Exchange Commission.

In 2014, the Committee made restricted stock awards under the 2013 Plan that vest over a three year and four year period. The Committee believes that a significant portion of the executive officers compensation should be in the form of equity and it is in the best interest of all shareholders for the Company’s executives to own a meaningful stake in the Company.

Our Board and our Compensation Committee believe that our commitment to responsible compensation practices justifies a vote by stockholders FOR the resolution approving the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING ITEM #3, THE COMPENSATION OF EXECUTIVES.

CORPORATE GOVERNANCE AND OTHER MATTERS

BOARD OF DIRECTOR AND STOCKHOLDER MEETINGS

The Board of Director’s met twelve times during the fiscal year ended December 31, 2014. All directors attended at least 75% of the Board of Director’s meetings and assigned committee meetings in 2014. The Company encourages directors’ attendance at its Annual Meetings and requests that directors make reasonable efforts to attend. With the exception of Mr. Perkins, who was unable to attend due to illness, all of the members of the Board of Directors attended the 2014 Annual Meeting.

BOARD OF DIRECTOR INDEPENDENCE

The Securities and Exchange Commission has approved listing standards for the NASDAQ Global Market (“NASDAQ”) relating to director independence. The listing standards affect the composition of the Company’s Board of Directors and Board committees and impact individual Board members. NASDAQ requires that a majority of the Company’s Board of Directors be independent.

Each year, the Board of Directors reviews the relationships that each director has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable NASDAQ rules and who the Board of Directors affirmatively determines have no relationships that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director are considered to be “independent directors.” The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ relationships with the Company and its competitors, suppliers and customers; their relationships with management, other directors and stockholders; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the Company’s Board members are directors or executive officers. After evaluating these factors, the Board of Directors has determined that Messrs. Dempsey, Hunt, Kinsey, Lee, Smith and Perkins are independent directors of the Company within the meaning of applicable NASDAQ listing standards. Independent Board members met in executive session without management present one time during the year ended December 31, 2014.

Under NASDAQ rules, a director who is employed by the Company is not considered to be independent. Accordingly, the Board of Directors has determined that Messrs. Peck and Woolfolk, each of whom is employed by both the Company and the Bank, are not independent.

In 2013, the Stilwell Group, which consisted of Joseph Stilwell and various funds affiliated with Mr. Stilwell, nominated Robert Bolton to serve as a director for a term of three years. Mr. Bolton agreed to be nominated by the Stilwell Group, and the Stilwell Group agreed to reimburse Mr. Bolton’s expenses in connection with the nomination and, to the extent not paid by the Company, his subsequent service on the Board. In addition, Stilwell Value LLC, a Stilwell Group fund, granted Mr. Bolton an option to purchase up to 40,000 shares of Company common stock, subject to certain conditions. The option shares vested upon Mr. Bolton’s election to the Board in 2013 and will become exercisable only upon a change in control of the Company, which is defined in the option agreement to include a merger or consolidation of the Company with or into an acquiring entity. The purchase price of the option shares is $10.23 per option share. The Board of Directors has determined that Mr. Bolton’s continuing relationship with the Stilwell Group, including his personal financial interest in effecting a change in control of the Company, may interfere with his exercise of independent judgment on certain matters as a director. Accordingly, the Board of Directors has determined that Mr. Bolton s not independent.

STOCKHOLDER COMMUNICATION

Stockholders may communicate directly with members of the Board of Directors or the individual chairman of standing Board of Directors committees by writing directly to those individuals at the following address: P.O. Box 537, Hopkinsville, Kentucky 42241-0537. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is sent directly to an individual, unless the Company believes the communication may pose a security risk. The Board of Directors reserves the right to revise this policy in the event it is abused, becomes unworkable or otherwise does not efficiently serve the policy’s purpose.

CODE OF ETHICS

The Board of Directors has adopted a Code of Ethics that applies to all officers, other employees and directors. A link to the Code of Ethics is on the Investor Relations portion of the Company’s website. Any waiver or substantive amendments of the Code of Ethics applicable to the Company’s directors and executive officers also will be disclosed on the Company’s website.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating Corporate Governance Committee. The Board of Directors has determined that all of the directors who serve on these committees are independent within the meaning of applicable Securities and Exchange Commission (“SEC”) rules and NASDAQ listing standards. The Board of Directors has adopted a charter for each of the three standing committees. Links to these committee charters are on the “Investor Relations” portion of the Company’s website at: http://www.bankwithheritage.com. The Board of Directors of each of the Company and the Bank also has an Executive Committee.

Audit Committee

The current members of the Audit Committee are Dr. Dempsey, who serves as the Chairman, and Messrs. Lee, Perkins and Smith. Each of the members of the Audit Committee is independent within the meaning of applicable NASDAQ rules. The Board of Directors has determined that each of the Audit Committee members has the requisite expertise generally required of an audit committee member under NASDAQ standards and that Mr. Perkins, is an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K.

Mr. Perkins was employed by more than 25 years by the Federal Deposit Insurance Corporation (“FDIC”) as both an examiner and supervisory of examiners of several offices in the Midwest. Mr. Perkins supervised commercial banks of various sizes and complexities, including publically traded institutions and required to adhere to both FDICA and Sarbanes Oxley requirements. Mr. Perkins professional requirements precluded him from owning stocks in the commercial banks that he did or could supervise in his normal duties. The Board of Directors has deemed that Mr. Perkins educational and professional background possess sufficient experience to qualify as an audit committee financial expert.

The Board of Directors believes that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the committee. The Audit Committee has authority to engage legal counsel, accounting professionals and other experts it deems appropriate to carry out its responsibilities. The Audit Committee has oversight responsibility for the quality and integrity of the Company’s financial statements. The Audit Committee meets privately with the independent auditors, has the sole authority to retain and dismiss the independent auditors and reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee.

The Audit Committee met eight times during 2014. The primary functions of the Audit Committee are to oversee: (i) the audit of the financial statements of the Company provided to the SEC, the shareholders and the general public; (ii) the Company’s internal financial and accounting processes; and (iii) the independent audit process. Additionally, the Audit Committee has responsibilities relating to: (i) registered public accounting firms; (ii) complaints relating to accounting, internal accounting controls or auditing matters; (iii) authority to engage advisors; and (iv) funding as determined by the audit committee. These and other aspects of the Audit Committee’s authority are more particularly described in the Audit Committee Charter adopted by the Board of Directors, available on the “Investor Relations” portion of the Company’s website at: http://www.bankwithheritage.com.

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent auditor. The policy requires that all services to be provided by the independent auditor, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided during 2014.

Compensation Committee

The members of the Compensation Committee are Mr. Hunt, who serves as the Chairman, and Messrs. Kinsey and Lee, each of whom is a non-employee director and is also independent within the meaning of NASDAQ listing standards. The Compensation Committee met two times during 2014. The functions of the Compensation Committee include making recommendations to the Board of Directors concerning compensation, including incentive compensation, of the executive officers and directors. The Compensation Committee also administers our stock incentive plans. A link to the Compensation Committee Charter is on the “Investor Relations” portion of our website.

Nominating and Corporate Governance Committee

The independent members of the Board of Directors serve as the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for evaluating and recommending individuals for election or re-election to the Board of Directors, including those recommendations submitted by stockholders, the evaluation of the performance of the Board of Directors and its committees, and the evaluation and recommendation of corporate governance policies. In 2014, the Nominating and Corporate Governance Committee held one meeting.

It is a policy of the Nominating and Corporate Governance Committee that candidates for director possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have skills and expertise appropriate for the Company and serving the long-term interests of the Company’s stockholders. The committee’s process for identifying and evaluating nominees is as follows: (1) in the case of incumbent directors whose terms of office are set to expire, the committee reviews such director’s overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with the Company during the applicable time period (incumbent directors whose terms are to expire do not participate in such review); and (2) in the case of new director candidates, the committee first conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors.

The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications, including whether the nominee is independent within the meaning of NASDAQ rules, and then selects a candidate for recommendation to the Board of Directors by majority vote. In seeking potential nominees, the Nominating and Corporate Governance Committee uses a network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, nor has the committee rejected a timely director nominee from a stockholder(s) holding more than 5% of the Company’s voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, provided the stockholders follow the procedures set forth in the Company’s Certificate of Incorporation. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, and based on whether the candidate was recommended by a stockholder or otherwise.

The Company’s Certificate of Incorporation provides that, to be timely, a stockholder’s notice of nomination must be delivered or mailed to the Secretary of the Company not less than 30 days nor more than 60 days prior to an annual meeting; provided, however, that in the event that less than 40 days’ notice of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be not later than close of business on the 10th day following the date on which notice is mailed. A stockholder’s notice of nomination must also set forth as to each person who the stockholder proposes to nominate for election as a director, (a) the name, age, business address and, if known, residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company which are beneficially owned by such person, and (d) any other information reasonably requested by the Company.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. Stockholder nominations may be proposed by any shareholder eligible to vote at an annual meeting provided the notice is timely and complies with the informational requirements of the Certificate of Incorporation. See “Date for Submission of Stockholder Proposals.”

The Nominating and Corporate Governance Committee may reject any nomination by a stockholder not made in accordance with the requirements of the Company’s Certificate of Incorporation. Notwithstanding the foregoing procedures, if neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a shareholder, the chairman of the annual meeting shall, if the facts warrant, determine at the annual meeting whether the nomination was made in accordance with the terms of the Certificate of Incorporation.

Executive Committees

The Board of Directors of each of the Company and the Bank has established an Executive Committee which, when the Board of the Company or the Bank is not in session, may exercise all of the authority of the Board except to the extent that such authority is limited by law or Board resolution. Members of the Executive Committee of each of the Company and the Bank are Messrs. Lee, Smith, Kinsey and Peck. During 2014, the Executive Committee of the Company and the Bank each conducted one meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of the Board of Directors (the “Committee”), comprised of three independent directors, has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program. The role of the Committee is to oversee, on behalf of the Board and for the benefit of the Company and its stockholders, the Company’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to directors and executive officers) and review and approve annually all compensation decisions relating to the CEO and the other executive officers of the Company. The Committee meets a minimum of two times annually to review executive compensation programs, approve compensation levels and performance targets, review management performance, and approve final executive bonus distributions. The Committee operates in accordance with a charter, most recently revised in January 2015, which sets forth its rights and responsibilities. The Committee and the Board annually review the charter.

Introduction

In this section, we discuss certain aspects of our compensation program as it pertains to our Named Executive Officers listed in the Summary Compensation Table. Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

We believe that the performance of each of the Named Executive Officers has the potential to impact both our short-term and long-term profitability. Therefore, we place considerable importance on the design and administration of the executive compensation plans, policies and benefit programs.

Compensation Philosophy and Objectives

The Company and the Committee believe that the compensation paid to executive officers should be closely aligned with the long term performance of the Company, such compensation must be competitive with similar institutions in the region, and compensation should assist the Company in attracting and retaining key executives critical to the Company’s long-term success. The Committee utilizes both salary and equity compensation as a tool to attract and retain key executive officers.

The Committee believes that compensation should be structured to ensure that a portion of the executive’s compensation opportunities will be directly related to Company achieving its longer term goals established in its Three Year Business Plan. Execution of the Company’s Three Year Business Plan may not result in immediate improvement in the Company’s stock price as the Company’s plan includes the reduction of loans classified as substandard, the introduction of loan production offices both in Nashville, Tennessee, and the communities surrounding Nashville, Tennessee, and quality loan portfolio growth. The Committee has chosen to de-emphasize many traditional long established financial metrics such as return on assets and return on equity as the Company’s performance against these metrics may be lower than ideal in the short term and may work against the Company’s long term best interest.

The Board of Directors remains committed to shareholder value by achieving a higher stock price in the future, with most operational and financial goals set within a five year time frame. The Committee recognizes that the Company’s stock is thinly traded and daily prices can fluctuate significantly based on small trade volumes, making it difficult to measure the short-term performance of the Company’s stock.

For the Company’s most senior executive officers, including the executive officers named in this proxy statement, equity compensation is designed so as to become a material percentage of overall compensation. At June 18, 2014, the Committee made equity awards equal to approximately 25% of the total compensation package for Messrs. Peck, Woolfolk, Duvall and Foley. The Committee believes high levels of equity compensation align the Company’s senior executive officers with that of stockholders.

Role of Executive Officers and Compensation Consultant

The Committee makes all compensation decisions for the CEO and all other executive officers of the Company. The CEO annually reviews the performance of each other executive officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee considers the CEO’s recommendation when making its final compensation decision for all executives other than the CEO.

The Committee utilizes the Human Resource Department and also has the authority under its charter to engage the services of outside consultants to assist the Committee. In accordance with this authority, the Committee in 2014 utilized the 2013 ABA Compensation and Benefits Survey Report (the “ABA Survey”), prepared for the American Bankers Association (“ABA”), to compare and benchmark the total compensation program for the CEO and other executive officers. The ABA Survey collects data from over 358 financial institutions and reports data on more than 210 bank employee salaries.

In additional to using its own knowledge of compensation practices to determinate the appropriate compensation for executive office, the Committee hired Feldman Advisors, Inc. (“Feldman Financial”) of Washington, D.C. in 2014 to conduct a salary review all publically traded banks and thrifts in the Southeastern United States with assets between $1.0 billion and $2.0 billion. The median size, financial performance, and financial condition of these institutions were analyzed to ensure similarity of business plans and comparability to the Company. Pursuant to NASDAQ Stock Market Rule 5605(d)(3)(D), the Committee conducted and completed the independence assessment as outlined in this rule.

Setting Executive Compensation

The Company intends to continue its strategy of compensating its executives through programs that emphasize performance-based incentive compensation. The Company has structured cash and equity compensation to motivate executives to achieve the business goals set by the Company and rewards the executives for achieving such goals. For the executive officers, including the Named Executive Officers in the Summary Compensation Table, the current compensation package includes a base salary, grants of stock options and/or awards of restricted stock. Executives with lending responsibilities may also receive cash bonuses based on incentives including production, asset quality and margin enhancement. The executive’s base salary is intended to provide a certain level of income commensurate with an executive’s position, responsibilities, and contributions to the Company. The Committee believes the combined value of base salary plus annual incentive is competitive with the salary and bonus provided to similarly situated executives as reflected in the salary report from the ABA Survey and Feldman Financial.

Base Salary

Base salary ranges are established based on a number of factors, including information gathered from the ABA Survey and Feldman Financial survey of similar asset sized financial institutions as well as other market data. The surveys illustrate the market rate for select executive positions expressed as a percentage of the median paid by the respondent companies. Executive positions are individually benchmarked against these survey sources annually to establish a competitive salary range for each position, which is typically targeted to be at or slightly above the median of the survey results.

The actual base salary of each executive officer relative to the target established above is determined by the executive’s performance, which is evaluated annually by the CEO and reviewed and approved by the Committee. In the case of the CEO, the Committee also considers the performance of the Company, and the anticipated level of difficulty of replacing the CEO with someone of comparable experience and skill. Based on these factors, the Committee established the CEO’s base salary at $316,096 per year beginning July 1, 2014. Salaries for the named executive officers are set forth on the Summary Compensation Table.

The Committee adjusted the salary of Mr. Bennett to $175,848 effective on January 1, 2014. In June 2014, the Committee chose to adjust the salaries of Messrs. Peck, Woolfolk, Duvall, and Foley from the prior year of $301,044, $225,608, $185,680 and $182,000, respectively, to $316,096, $236,888, $194,964 and $191,100, respectively. The Committee will review the salaries of Messer’s Peck, Woolfolk, Foley and Duvall in June 2015, with any changes in base salary effective as of July 1, 2015. On July 1, 2014, the Committee chose to extend to contracts of Messrs. Peck, Woolfolk, and Duvall for one additional year.

Long Term Incentive Compensation

On July 1, 2013, the Company made grants of restricted stock under the Company’s 2013 Long Term Incentive Plan (“2013 Plan”) to the Messrs. Peck, Woolfolk, Foley, Duvall and Bennett of 6,969 shares, 5,222 shares, 2,528 shares, 4,298 shares, and 463 shares, respectively. Also at July 1, 2013, the Company awarded 1,852 shares of restricted stock to non-executive management employees under the 2013 Long Term Incentive Plan.

On June 18, 2014, the Company made grants of restricted stock under the Company’s 2013 Long Term Incentive Plan (“2013 Plan”) to the Messrs. Peck, Woolfolk, Duvall and Foley of 6,812 shares, 5,105 shares, 4,202 shares, and 4,119 shares, respectively. On July 1, 2014, the Company made a grant of 428 shares of restricted stock to Mr. Bennett. Also at July 1, 2014, the Company awarded 1,712 shares of restricted stock to non-executive management employees under the 2013 Long Term Incentive Plan.

Retirement Plans

Defined Contribution Plan

The Company has a defined contribution retirement plan in which all of the named executive officers currently participated. Beginning January 1, 2015, the Company does not make any contributions to the plan.

401(k) Plan

The Company’s 401(k) Plan is a tax-qualified plan that covers all eligible salaried and hourly employees. In all years prior to January 1, 2015, the Company made matching contributions of 100% up to the 4% elective deferral rate. Elective deferrals of greater than 4% were not matched by the Company. In addition, the Company provided an additional contribution for all eligible employees equal to 4% of their base salary.

The amount of total contributions made by the Company to each participant is subject to income limitations by the Internal Revenue Service. The 401(k) Plan is a defined contribution plan and as such the ultimate benefit is a derivative of the contributions made and the performance of the underlying investments. Each participant self directs their respective investments from an approved master list of qualifying investment funds. No Company issued securities are held in the 401(k) plan.

For the year ended December 31, 2014, all named executive officers participated in the 401(k) Plan. For the year ended December 31, 2014, the Company’s total expense related to its 401(k) Plan was approximately $697,000. Beginning January 1, 2015, the Company implemented an employee stock ownership plan and discontinued all contributions to employee 401k plans.

HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan

On February 27, 2015, the Company implemented the HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan (the “ESOP”) which covers substantially all employees who are at least 21 years old with at least one year of employment with the Company and Heritage Bank USA, Inc. (the “Bank”), the Company’s commercial bank subsidiary. Employer contributions to the ESOP are expected to replace matching and profit sharing contributions to the Heritage Bank 401(k) Plan sponsored by the Bank. The Company has appointed three individuals as trustees of the ESOP. A directed corporate trustee has also been appointed. The ESOP will be administered by a committee (the “Committee”) composed of three or more individuals selected by the Company or its designee. Until the Committee is appointed, the trustees will carry out the duties and responsibilities of the Committee.

On March 2, 2015, the ESOP entered into a loan agreement with the Company to borrow up to $13,500,000 during 2015 to purchase up to 1,000,000 shares common stock (“ESOP Loan”). On the same date, the ESOP purchased an initial block of 600,000 shares from the Company at a cost of $7,884,000, using proceeds from the first advance under the ESOP Loan. In accordance with the ESOP Loan documents, the common stock purchased by the ESOP serves as collateral for the ESOP Loan. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the ESOP Loan is repaid. The ESOP shares are dividend paying. Dividends on the shares will be used to repay the ESOP Loan.

Perquisites and Other Personal Benefits

The Company generally does not provide the named executive officers with perquisites or other personal benefits such as Company vehicles, club memberships, financial planning assistance, tax preparation, or other benefits not described above. The only exception is that the Company provides Mr. Peck and Mr. Bennett with reimbursement of country club dues. Mr. Peck also has the use of a Company-leased vehicle. The values of these benefits are disclosed in the Summary Compensation Table.

Employment and Other Agreements

The Company and the Bank have employment agreements with Messrs. Peck, Woolfolk, Duvall, Foley and Bennett.

The employment agreements with Messrs. Peck and Woolfolk are three-year agreements. On each annual anniversary date of these agreements (June 30), the employment agreements and Messrs. Peck’s and Woolfolk’s term of employment may be extended for an additional one-year period beyond the then effective expiration date, provided that the Board determines in a duly adopted resolution that Messrs. Peck’s and Woolfolk’s performance has met the Board’s requirements and standards. The agreements provide for a base salary and certain perquisites as noted above. In addition, the agreements provide certain payments to Mr. Peck in the event his employment is terminated as a result of a change of control of the Company or the Bank, or if he is terminated without just cause. Upon a termination within 12 months after a change in control, Messrs. Peck and Woolfolk would be entitled to receive a lump sum payment equal to 2.9 times of their base salary. The employment contact of Messrs. Peck and Woolfolk were extended on June 30, 2014, and now expire on June 30, 2017.

Messrs. Peck’s and Woolfolk’ s employment agreement with the Company also provides for a gross-up payment to offset the effects of any excise taxes imposed on him under Section 4999 of the Internal Revenue Code. Upon a termination without just cause, Messrs. Peck and Woolfolk would be entitled to a lump sum payment equal to his remaining salary under the agreements.

Mr. Duvall’s employment agreement is for a three-year term beginning on July 1, 2013 and ending on June 30, 2016. The Compensation Committee may extend the employment agreement for an additional year prior to July 1 of each year. The contract provides for a base salary as noted above. In addition, the agreement provides certain payments to Mr. Duvall in the event his employment is terminated as a result of a change of control of the Company or the Bank, or he is terminated without just cause. Upon a termination within 12 months after a change in control, Mr. Duvall would be entitled to receive an amount equal to 2.9 times his base salary if the change of control results in a diminution in the authority, duties or responsibilities of Mr. Duvall or the supervisor who he reports to or if the principal executive office of the Company is relocated more than thirty miles from Hopkinsville, Kentucky. Upon a termination without just cause, Mr. Duvall would be entitled to a lump sum payment equal to their remaining salary under the agreement. Mr. Duvall’s current base salary is $194,964. Mr. Duvall’s employment agreement was extended on June 30, 2014, and now expires on June 30, 2017.

Mr. Foley’s employment agreement is for a term beginning on March 18, 2015, and ending on June 30, 2018. Prior to July 1, of each year beginning in 2016, Mr. Foley’s term of employment may be extended for an additional one year period beyond the then effective expiration date. The agreement provides for a base salary of $191,100. In addition, the agreement provides certain payments to Mr. Foley in the event their employment is terminated as a result of a change of control of the Company or the Bank, or they are terminated without just cause.

Upon a termination within 12 months after a change in control, Mr. Foley would be entitled to receive an amount equal to 2.9 times his base salary if the change of control results in a diminution in the authority, duties or responsibilities of Mr. Foley or the supervisor who he reports to or if the principal executive office of the Company is relocated more than thirty miles from Hopkinsville, Kentucky.

The employment contracts for Messrs. Peck, Woolfolk, Duvall and Foley contain a non-solicitation provision which provides that Messrs. Peck and Woolfolk will not make initiate contact with any employees of the Company or Bank with whom he had contact with during his term of employment for the purpose of soliciting such employee for hire for a period of one year. In the event of a change of control, the non-solicitation provision for Messrs. Peck, Woolfolk, Duvall and Foley becomes void.

Mr. Bennett’s employment agreement with Heritage Bank is for a four year term beginning on April 25, 2013 and ending on April 25, 2017. The Compensation Committee may continue to extend the employment agreement for an additional year prior to July 1 of each year. The agreement provides for a base salary of $172,824 at April 25, 2013, and was adjusted to $177,425 on January 1, 2015. In addition, the agreement provided Mr. Bennett with an annual restricted stock award with a value of $5,000 per year that vest at a rate of 25% per year.

The severance payments provided in the agreements are intended to qualify as short-term deferrals under Section 409A of the Internal Revenue Code and the regulations and guidance there-under.

Except for these agreements, and our broad-based severance policy, none of our named executive officers has an agreement which requires us to pay their salaries for any period of time. We entered into these agreements because the banking industry has been consolidating for a number of years, and we do not want our executives distracted by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we think it is important that our executives can react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe these agreements are consistent with market practice and assist us in retaining our executive talent.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the CEO and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Base salary, by its nature, does not qualify as performance-based compensation under Section 162(m). Grants of stock options and restricted stock under its stock award plans qualify as performance-based compensation under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors hereby furnishes this report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission. The Compensation Discussion and Analysis in this Proxy Statement is management’s report on the Company’s compensation programs and, among other things, describes material elements of compensation paid to the President and Chief Executive officer and other Named Executive Officers. The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, and subject to the limitations on the role and responsibility of the Compensation Committee, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. This report is submitted on behalf of the members of the Compensation Committee.

Respectfully submitted on March 31, 2015.

Steve Hunt, Chairman
Ted Kinsey
Gilbert E. Lee

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2014 or is a former officer of the Company or any of its subsidiaries.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for the Company’s CEO, CFO, and the three other most highly compensated executive officers for the fiscal year ended December 31, 2014, December 31, 2013, and December 31, 2012.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards (2)	All Other Compensation(3)	Total
John E. Peck	2014	$308,570	—	$79,019	$65,169	$452,758
President & CEO	2013	$301,044	—	$75,265	$68,084	$444,393
	2012	$301,044	$59,953	$36,393	$51,162	$448,552
Billy C. Duvall	2014	$190,322	—	$48,743	$18,158	$257,223
Treasurer & CFO	2013	$185,680	—	$46,418	$15,333	$247,431
	2012	$185,680	$45,221	—	$19,848	$250,749
Michael L. Woolfolk	2014	$231,248	—	$59,218	$36,805	$327,271
Chief Operating Officer	2013	$225,608	—	$56,398	$36,497	$318,503
Board Secretary	2012	$225,608	$55,047	—	$28,841	$309,496
Keith Bennett	2014	$175,848	$6,333	$5,003	$23,751	$210,935
Montgomery Co.	2013	$172,824	$7,415	$5,000	$19,688	$204,927
Market President	2012	$168,609	$5,180	—	$18,953	$192,742
Michael Foley	2014	$186,550	—	$47,780	$17,938	$252,268
Chief Credit Officer	2013	$176,000	—	$27,302	$15,189	$218,491
	2012	$169,465	—	$25,289	$418	$195,172

(1)	Represents cash bonus paid for meeting operational and long term financial goals established by the Company’s Board of Directors. Mr. Bennett’s 2014, 2013 and 2012 bonuses were earned as a result of obtaining goals in the Company’s loan officer incentive plan available to all loan officers.
(2)	Restricted stock awards approved by the Compensation Committee under the 2004 Plan prior to June 30, 2013, vest over a four year period at a rate of 25% per year. Restricted stock awards approved by the Compensation Committee on or after July 1, 2013, under the 2013 Plan that was approved at the 2013 Annual Meeting of Shareholders may vest over a three or four year period at a rate of 33.3% per year or 25% per year, respectively. All awards granted to the named executive officers in 2013 were granted under the 2013 Plan. With the exception of Mr. Bennett, whose restricted stock awards vest over a four year period, all restricted stock awards granted to Named Executive Officers under the 2013 Plan in 2013 vest over a three year period. Under both the 2004 Plan and the 2013 Plan, vesting is accelerated upon a change in control, the exercise of eligible options, the death or termination of employment without cause of the grant recipient. For Messrs. Peck, Duvall, Woolfolk and Foley the Committee granted restricted stock awards totaling 6,812 shares, 4,202 shares, 5,105 shares, 4,119 shares, respectively on June 18, 2014. The Committee granted a restricted stock award of 428 shares to Mr. Bennett on July 1, 2014. For Messrs. Peck, Duvall, Woolfolk, Foley and Bennett, the Committee granted restricted stock awards totaling 6,969 shares, 4,298 shares, 5,222 shares, 2,528 shares and 463 shares, respectively on July 1, 2013. The Committee granted restricted stock awards to Messrs. Peck and Foley of 5,199 shares 3,627 shares under the 2004 Plan in 2012. The grant date fair value of the awards shown in the above table was computed in accordance with FASB ASC TOPIC 718 and represents the total projected expense to the Company of awards made in 2012, 2013 and 2014.
(3)	Includes Company matching contributions under our 401(k) plan of up to 8% of base salary. In 2012, the Company’s matched a total of $20,000, $18,740, $20,000 and $14,204, for Messrs. Peck, Duvall, Woolfolk, and Bennett, respectively as Mr. Foley was not eligible to participate in the Company’s 401K plan until January 1, 2013. In 2013, the Company’s matched a total of $20,200, $14,883, $18,092, $14,423 and $14,889, for Messrs. Peck, Duvall, Woolfolk, Bennett and Foley, respectively. In 2014, the Company’s matched a total of $20,800, $16,582, $20,191, $14,759 and $16,606, for Messrs. Peck, Duvall, Woolfolk, Bennett and Foley, respectively. Mr. Peck was paid $8,438 for the Company’s use of a building he owns. Also included in this column are amounts for a life insurance policy provided to all full time employees equal to three times the employee’s base compensation (up to $300,000 maximum coverage) and payments on Mr. Peck’s behalf of $3,540 and Mr. Bennett’s behalf of $6,620 for local country club memberships. The column titled other expenses also includes the lease payment of $12,036 on an automobile provided to Mr. Peck. In 2014, Messrs. Peck and Woolfolk received fees paid to them as Board of Directors of the Company totaling $14,700 each. In 2013, Messrs. Peck and Woolfolk received fees paid to them as Board of Directors of the Company totaling $16,425 and $15,250, respectively. In 2013, Messrs. Peck and Woolfolk received fees paid to them as Board of Directors of the Company totaling $7,825 and $6,650, respectively.

Grant of Plan—Based Awards

The following table sets forth the plan-based grants made during the fiscal year ended December 31, 2014, December 31, 2013 and December 31, 2012.

Name	Grant Date(1)	Estimated future payouts under Non-Equity Incentive Plan Awards	Estimated future payouts under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock(2)(4)(5)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards		Grant Date Fair Value of Stock and Option Awards(3)
John E. Peck	6/18/2014 7/01/2013 6/20/2012	N/A N/A N/A	N/A N/A N/A	6,812 6,969 5,199	(4) (4) (2)	N/A N/A N/A	$ $ $	11.60 10.80 7.00	$ $ $	79,019 75,265 36,393
P. Michael Foley	6/18/2014 7/01/2013 6/20/2012	N/A N/A N/A	N/A N/A N/A	4,119 2,528 3,627	(4) (4) (2)	N/A N/A N/A	$ $ $	11.60 10.80 7.00	$ $ $	47,780 27,302 25,389
Michael L. Woolfolk	6/18/2014 7/01/2013	N/A N/A	N/A N/A	5,105 5,222	(4) (4)	N/A N/A	$ $	11.60 10.80	$ $	59,218 56,398
Billy Duvall	6/18/2014 7/01/2013	N/A N/A	N/A N/A	4,202 4,298	(4) (4)	N/A N/A	$ $	11.60 10.80	$ $	48,743 46,418
Keith Bennett	6/18/2014 7/01/2013	N/A N/A	N/A N/A	428 463	(5) (5)	N/A N/A	$ $	11.69 10.80	$ $	5,003 5,000

(1)	The Compensation Committee granted Mr. Peck a restricted stock award on June 20, 2012, and granted Mr. Foley a restricted stock award on June 20, 2012. The Compensation Committee granted Messrs. Peck, Foley, Woolfolk, Duvall and Bennett restricted stock awards on July 1, 2013. All awards prior to July 1, 2013 were granted under the 2004 Plan. Awards granted on or after July 1, 2013, were granted under the 2013 Plan
(2)	Restricted stock awards approved by the Compensation Committee under the 2004 Plan vest over a four year period at a rate of 25% per year. Under the 2004 Plan, vesting is accelerated upon a change in control, the exercise of eligible options, the death or termination without cause of the grant recipient.
(3)	The grant date fair value of the awards shown in the above table was computed in accordance with FASB ASC Topic 718 and represents the total projected expense to the Company of awards made in 2012, 2013 and 2014.
(4)	Restricted stock awards approved by the Compensation Committee under the 2013 Plan that vest over a three year period at a rate of 33.33% per year. Under the 2013 Plan, vesting is accelerated upon a change in control, the death of the recipient or termination without cause of the grant recipient.
(5)	Restricted stock awards approved by the Compensation Committee under the 2013 Plan that vest over a four year period at a rate of 25% per year. Under the 2013 Plan, vesting is accelerated upon a change in control, the death of the recipient or termination without cause of the grant recipient.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards as of December 31, 2014. The outstanding stock awards, stock options exercisable and option exercise strike price have been adjusted to reflect a 2% stock dividend paid to shareholders of record on October 3, 2011.

	Option Awards				Stock Awards
Name	Underlying Unexercised Options Exercisable	Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Exercise Price	Number of Share that have not Vested		Value of Shares that have not Vested(1)
John E. Peck
2011 Restricted Stock Award	—	—	—	—	2,246	(2)	$28,569
2012 Restricted Stock Award	—	—	—	—	2,599	(3)	$33,059
2013 Restricted Stock Award	—	—	—	—	4,646	(4)	$59,097
2014 Restricted Stock Award	—	—	—	—	6,812	(5)	$86,649
Michael L. Woolfolk
2013 Restricted Stock Award	—	—	—	—	3,481	(4)	$44,278
2014 Restricted Stock Award	—	—	—	—	5,105	(5)	$64,936
Billy C. Duvall
2013 Restricted Stock Award	—	—	—	—	2,865	(4)	$36,443
2014 Restricted Stock Award	—	—	—	—	4,202	(5)	$53,449
P. Michael Foley
2012 Restricted Stock Award	—	—	—	—	1,813	(3)	$23,061
2013 Restricted Stock Award	—	—	—	—	1,686	(4)	$21,446
2014 Restricted Stock Award	—	—	—	—	4,119	(5)	$52,394
Keith Bennett
2013 Restricted Stock Award	—	—	—	—	347	(6)	$4,414
2014 Restricted Stock Award	—	—	—	—	428	(7)	$5,444

(1)	The fair market value of the Company’s common stock price at the end of the fiscal year was $12.72 per share.
(2)	Remaining unvested shares that will vest on June 15, 2015
(3)	Remaining unvested shares that will vest 50% on June 15, 2015, and 50% on June 15, 2016.
(4)	Remaining unvested shares that will vest 33% on June 20, 2015, 34% on June 20, 2016, issued under the 2013 Plan.
(5)	Remaining unvested shares that will vest 33% on June 20, 2015, 33% on June 20, 2016, and 34% on June 20, 2017 issued under the 2013 Plan.
(6)	Remaining unvested shares that will vest 25% on July 1, 2015, 25% on July 1, 2016, and 25% on July 1, 2017, under the 2013 Plan.
(7)	Remaining unvested shares that will vest 25% on July 1, 2015, 25% on July 1, 2016, 25% on July 1, 2017, and 25% on July 1, 2018, under the 2013 Plan.

Option Exercises and Stock Vested

The following table sets forth exercised options and vested awards for the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
John E. Peck	N/A	N/A	8,032	$93,288
Billy C. Duvall	N/A	N/A	1,433	$16,752
Michael L. Woolfolk	N/A	N/A	1,741	$20,352
P. Michael Foley	N/A	N/A	1,749	$20,941
Keith Bennett	N/A	N/A	116	$1,375

(1)	In 2014, the Compensation Committee did not grant any options.
(2)	Represents the number of shares of restricted stock vested in 2014.
(3)	For Mr. Peck, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock at June 14, 2014, June 20, 2014, and June 30, 2014 with a weighted average price of $11.61 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year. For Messrs. Duvall, Woolfolk and Bennett, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock on July 1, 2014 of $11.69 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year. For Mr. Foley, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock on June 20, 2014 and June 28, 2014, with a weighted average price of which was $11.63 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year.

The following table sets forth exercised options and vested awards for the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
John E. Peck	N/A	N/A	7,917	$87,453
Billy C. Duvall	N/A	N/A	N/A	—
Michael L. Woolfolk	N/A	N/A	N/A	—
P. Michael Foley	N/A	N/A	907	$10,019
Keith Bennett	N/A	N/A	N/A	—

(1)	In 2013, the Compensation Committee did not grant any options.
(2)	Represents the number of shares of restricted stock vested in 2013.
(3)	For Mr. Peck, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock at June 14, 2013, June 20, 2013, and June 30, 2013 with a weighted average price of $10.88 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year. For Mr. Foley, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock on June 28, 2013, which was $10.80 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year.

The following table sets forth exercised options and vested awards for the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
John E. Peck	N/A	N/A	13,843	$115,927
Billy C. Duvall	N/A	N/A	427	$2,989
Michael L. Woolfolk	N/A	N/A	585	$4,095
Keith Bennett	N/A	N/A	383	$3,121

(1)	In 2012, the Compensation Committee did not grant any options.
(2)	Represents the number of shares of restricted stock vested in 2012. Mr. Peck’s vesting shares included 13,062 shares of restricted stock that vested as a result of the Company’s repurchase of 100% of its preferred stock at par from the United States Treasury on December 19, 2012.
(3)	For Messrs. Peck, Duvall, Woolfolk, and Bennett, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock at June 18, 2012 of $7.00 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year. Mr. Bennett’s award vested on November 2, 2012, and the value realized on vesting shares was computed using the closing price of the Company’s common stock on that date of $8.15 per share. Mr. Peck had 13,062 shares vest on December 19, 2012, the date of the Company’s repurchase of 100% of its preferred stock issued under the United States Treasury’s Capital Purchase Program. The closing price of the Company’s common stock on December 19, 2012, was $8.38 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year.

Equity Compensation Plans

2004 Long-Term Incentive Plan. Pursuant to the 2004 Plan, which was approved at the 2004 Annual Meeting of Stockholders, 200,000 shares of Common Stock (subject to adjustment as provided for in the 2004 Plan) are available for issuance pursuant to a variety of awards, including options, share appreciation rights, restricted shares, restricted share units, deferred share units, and performance-based awards. The purpose of the 2004 Plan was to attract, retain and motivate select employees, officers, directors, advisors and consultants of the Company and its affiliates and to provide incentives and rewards for superior performance. The Compensation Committee did not make any restricted stock awards to non-employee directors during years ended December 31, 2013, and December 31, 2014. The Company may no longer issue additional awards from this plan.

2013 Long-Term Incentive Plan. Pursuant to the 2013 Plan, which was approved at the 2013 Annual Meeting of Stockholders, 300,000 shares of Common Stock (subject to adjustment as provided for in the 2013 Plan) are available for issuance pursuant to a variety of awards, including options, share appreciation rights, restricted shares, restricted share units, deferred share units, and performance-based awards. The purpose of the 2013 Plan is to attract, retain and motivate select employees, officers, directors, advisors and consultants of the Company and its affiliates and to provide incentives and rewards for superior performance. The Compensation Committee did not make any restricted stock awards to non-employee directors during years ended December 31, 2013, and December 31, 2014. At December 31, 2014, the Company has issued 43,710 under the 2013 Plan and may issue another 256,290 shares under the 2013 Plan.

The following table provides information as of December 31, 2014, with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
2013 Plan	300,000	—	256,290

DIRECTOR COMPENSATION

The following table sets forth the compensation received by the Company’s non-employee directors.

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation (3)	Total(2)
Robert Bolton	$14,150	—	N/A	—	$14,150
Harry J. Dempsey	$21,700	—	N/A	—	$21,700
Gilbert E. Lee	$25,400	—	N/A	—	$25,400
Ted S. Kinsey	$18,900	—	N/A	$5,400	$24,300
Steve Hunt	$17,000	—	N/A	—	$17,000
Clay Smith	$21,275	—	N/A	—	$21,275
John Peck (4)	$14,700	—	N/A	—	$14,700
Michael Woolfolk (4)	$14,700	—	N/A	—	$14,700
Richard Perkins	$14,150	—	N/A	—	$14,150

(1)	Members of the Board of Directors of the Company receive fees in their capacity as such. Messrs. Peck and Woolfolk, as Directors who are employed by the Company and the Bank receive additional compensation of $700 per month for their service as a director.
(2)	Includes a $400 monthly retainer and, with the exception of Board Chairman Lee, an additional $700 per month for each Bank board meeting attended. The monthly retainer for Board members was increased to $500 in June 2014. The Chairman of the Board receives $775 per month for each Bank board meeting attended. In addition, each non-employee board member receives $350 for committee meetings attended. Mr. Kinsey also serves as community board members for the Bank. Community board members serve on non-voting advisory boards in their local communities of residence or influence. Each community board member receives a monthly retainer of $450.
(3)	Cash payments to Directors of the Company for the participation in local Community Boards.
(4)	Messrs. Peck and Woolfolk are employees of the Company. Their Board Compensation is also included in the “Other Compensation” section of the Named Executive Officer portion of this Proxy Statement.

During the year ended December 31, 2014, the Company’s directors’ fees totaled $236,100, which included cash payments of $23,375, $22,900 and $22,450 to three directors of the Bank who are not directors of the Company. The Compensation Committee annually reviews and makes recommendations regarding director compensation. These recommendations are based upon, among other things, the Committee’s consideration of compensation paid to directors of comparable financial institutions.

Other Benefits. Our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We also provide our directors with customary directors and officers liability insurance.

Potential Payments Upon a Change In Control or Termination

The following table quantifies the estimated change in control payment that would have been payable to each named executive officer assuming a change in control or involuntary termination without cause had occurred on December 31, 2014, and other requirements for payment had been met. The Company is not required to make any payments to executive officers upon their voluntary termination or termination with cause.

Name	Cash Severance	Restricted Stock Acceleration (1)	Benefits (2)	Tax Payments (3)	Total
John Peck
Change of control	916,678	207,374	—	412,505	1,536,557
Involuntary termination without cause	792,240	207,374	—	356,508	1,356,122
Billy Duvall
Change of control	565,396	89,892	—	—	655,288
Involuntary termination without cause	487,410	89,892	—	—	577,302
Michael Woolfolk
Change of control	686,975	109,214	—	309,139	1,105,328
Involuntary termination without cause	592,220	109,214	—	266,499	967,933
Mike Foley
Change of control or involuntary termination without cause	—	96,901	—	—	96,901
Keith Bennett
Change of control or involuntary termination without cause	443,563	9,858	—	—	453,421

(1)	Assumes the immediate vesting of all unvested restricted stock upon a change in control using the fair market value of our Common Stock at December 31, 2014, of $12.72.
(2)	Represents the cost to continue medical insurance, dental and life insurance and other benefits for the remaining contractual period.
(3)	Represents taxes associated with “excess parachute payments.” These taxes include any excise tax imposed under Section 4999 of the Internal Revenue Code as well as any federal, state or local tax resulting from the excise tax payment. For Messrs. Peck and Woolfolk, a combined tax rate for federal, state, and local taxes of 45% is used in this calculation.

CERTAIN TRANSACTIONS

Our directors, executive officers, and members of their immediate families, as well as organizations with which such persons are affiliated, were customers of the Bank during 2014. All loans to our related persons – as defined in Instruction 1 to item 404(a) of Regulation S-K- were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those provided at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, as adopted by the Board of Directors, the Audit Committee (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended December 31, 2014, the Committee met eight times, and the Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and independent auditors prior to the public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with the Public Company Accounting Oversight Board Rules, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function within the organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended and adopted by the PCAOB in Rule 3200T, and with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee received reports throughout the year on the progress of the review of the Company’s internal controls for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder. The Committee will continue to obtain updates by management on the process and will review management’s and the independent auditors’ evaluation of the Company’s system of internal controls.

The Audit Committee, or its Chairman, met with, or held telephonic discussions with, the independent auditors and management prior to release of Company quarterly and annual financial information or the filing of any such information with the Securities and Exchange Commission. The Committee also reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2014, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission. The Committee intends to recommend the reappointment of Rayburn, Bates & Fitzgerald, P.C. as the independent auditors for the Company.

The Audit Committee annually reviews its charter, reports to the Board of Directors on its performance and conducts a Committee self-assessment process.

Respectfully submitted on March 31, 2015.

Harry J. Dempsey, Chairman
Ted S. Kinsey
Gilbert E. Lee
Richard Perkins

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, the Company believes that during the year ended December 31, 2014, all such filing requirements were complied in a timely manner with the following exceptions. Mr. Michael Woolfolk made purchases of common stock totaling 42 shares in July 2914 and 187 shares in August of 2014 that were not timely reported on SEC Form 4, Statement of Changes in Beneficial Ownership. Mr. Michael Foley purchased 32 shares of common stock in October 2014 that was not timely reported on SEC Form 4, Statement of Changes in Beneficial Ownership. Mr. Robert Bolton’s SEC Form 3, Initial Statement of Beneficial Ownership of Securities, was not filed in a timely manner.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Rayburn, Bates & Fitzgerald, P.C., served as the Company’s independent registered public accounting firm for the year ended December 31, 2014. The Audit Committee presently intends to renew the Company’s arrangement with Rayburn, Bates & Fitzgerald, P.C. to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, subject to ratification of the appointment at the Annual Meeting. A representative of Rayburn, Bates & Fitzgerald, P.C. is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he so desires.

Audit Fees and Other Matters

Rayburn, Bates & Fitzgerald, P.C. provided audit services to the Company consisting of the annual audit of the Company’s 2014 and 2013 consolidated financial statements contained in the Company’s Annual Reports on Form 10-K and effectiveness of internal control over financial reporting and reviews of the financial statements contained in the Company’s Quarterly Reports on Form 10-Q for 2014 and 2013.

Fee Category	Fiscal Year 2014	% of Total	Fiscal Year 2013	% of Total
Audit Fees	$232,014	90.7%	$210,000	87.7%
Audit-Related Fees	$9,706	3.8%	$12,387	5.2%
Tax Fees	$14,000	5.5%	$17,145	7.1%
All Other Fees	$—	—	$—	—

Total Fees	$255,720	100.0%	$239,532	100.0%

The Audit Committee approved all services provided by Rayburn, Bates & Fitzgerald, P.C. during 2014 and 2013. Additional details describing the services provided in the categories in the above table are as follows:

Rayburn, Bates & Fitzgerald, P.C. did not provide any services related to the financial information systems design and implementation of the Company during 2014 and 2013.

Audit Fees. These are fees related to professional services rendered in connection with the audit of the Company’s annual financial statements and effectiveness of internal control over financial reporting, reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees. These fees include an audit of the Company’s 401(k) plan.

Tax Fees. These are fees billed for professional services related to the completion of federal and state tax return preparation, state tax research and state tax planning strategies.

All Other Fees: No other fees are noted.

Policy on Pre-approval of Audit and Permissible Non-audit Services

The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditors is compatible with maintaining audit independence. The Audit Committee is authorized to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

In assessing requests for services by the independent auditors, the Audit Committee considers whether these services are consistent with the auditors’ independence, whether the independent auditors are likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. For 2014 and 2013, non-audit services included only those services described above for “Audit-Related Fees” and “Tax Fees.” All of the audit-related and tax services and related fees were approved in advance by the Audit Committee.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company and the Bank may solicit proxies personally, by telegraph or telephone without additional compensation. Laurel Hill Advisory Group, LLC, (“Laurel Hill”) will assist in the solicitation of proxies. We will pay Laurel Hill $6,000 plus reimbursement of certain out-of-pocket expenses, and will indemnify Laurel Hill against any losses arising out of Laurel Hill’s proxy solicitation services on our behalf.

The Annual Report to Stockholders for the year ended December 31, 2014, including financial statements, is being mailed to all stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Company. Such Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated herein by reference.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

The Company’s Certificate of Incorporation provides that due notice of business to be brought before an annual meeting by a stockholder must be delivered to the Secretary of the Company not less than 30 nor more than 60 days prior to the meeting, unless notice of the date of the meeting occurs fewer than 40 days prior to the date of the meeting, in which event the Certificate of Incorporation provides that due notice of business to be brought before the meeting by a stockholder must be so received not later than the close of business on the 10th day following the day on which notice of the day of the meeting was mailed. A stockholder’s notice of new business must also set forth certain information specified in the Company’s Certificate of Incorporation concerning the business the stockholder proposes to bring before the annual meeting. New business may be proposed by any stockholder eligible to vote at an annual meeting, provided the notice is timely and complies with the informational requirements of the Certificate of Incorporation.

To be timely under the Certificate of Incorporation, a stockholder’s proposal for new business in connection with the 2015 Annual Meeting must be delivered on or before April 20, 2015. With respect to the Annual Meeting and pursuant to SEC rules, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement and form of proxy, by April 20, 2015, management proxies will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in this Proxy Statement.

Any stockholder who intends to present a proposal for action at the 2016 annual meeting of stockholders, to be held on or about May 18, 2016, must forward a copy of the proposal or proposals to the Company’s secretary at P.O. Box 537, Hopkinsville, Kentucky 42241-0537. Any such proposal or proposals intended to be presented at the 2016 annual meeting of stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting by December 16, 2015.

To be timely under the Certificate of Incorporation, a stockholder’s proposal for new business in connection with the 2016 annual meeting of stockholders must be delivered on or before April 18, 2016. With respect to the 2016 annual meeting of the stockholders and pursuant to SEC rules, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement and form of proxy, by April 18, 2016, management proxies will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in the proxy statement.

The Company shall not be required to include in its proxy statement and proxy relating to an annual meeting, or to consider and vote upon at any such meeting, any stockholder proposal which does not meet all of the requirements established by the SEC or the Company’s Certificate of Incorporation or Bylaws in effect at the time such proposal is received. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

ANNUAL REPORT ON FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014, AS FILED WITH THE SEC, IS AVAILABLE ON THE INTERNET AT www.bankwithheritage.com. STOCKHOLDERS AS OF THE RECORD DATE WILL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, HOPFED BANCORP, INC., P.O. BOX 537, HOPKINSVILLE, KENTUCKY 42241-0537. STOCKHOLDERS ALSO MAY ACCESS A COPY OF THE FORM 10-K, INCLUDING EXHIBITS, ON THE SEC WEBSITE AT www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

MICHAEL L. WOOLFOLK
SECRETARY
Hopkinsville, Kentucky
April 17, 2015

REVOCABLE PROXY

HOPFED BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 20, 2015

The undersigned stockholder of HopFed Bancorp, Inc. (the “Company”) hereby appoints Richard Perkins and Steve Hunt, or either of them, with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at Heritage Bank, 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 20, 2015, at 3:00 p.m., local time, and at any and all adjournments thereof, as indicated below and as determined by a majority of the Board of Directors with respect to such other matters as may come before the Annual Meeting.

		FOR	VOTE WITHHELD	FOR ALL EXCEPT

I.	Election as directors of all nominees listed below (except as marked to the contrary)	☐	☐	☐

Richard Perkins
Ted Kinsey
John E. Peck

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below.

II	Ratification of appointment of Rayburn, Bates & Fitzgerald, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2015

		FOR	AGAINST	ABSTAIN

		☐	☐	☐

III.	Non-binding resolution to approve compensation of Named Executive Officers.

		FOR	AGAINST	ABSTAIN

		☐	☐	☐

III.	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING AS TO WHICH THIS PROXY CONFERS DISCRETIONARY AUTHORITY, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given with respect to shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting.

The undersigned stockholder acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Annual Meeting, a Proxy Statement, and the Annual Report to Stockholders.

Dated:                     ,            2015

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

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